Exhibit 99.1

908 Devices Reports Fourth Quarter and Full Year 2021 Financial Results and

Provides 2022 Revenue Outlook

2021 revenue increases 57% year over year

BOSTON, MA – March 7, 2022 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today reported financial results for the quarter and full year ended December 31, 2021.

“2021 was a pivotal year for 908 Devices. We grew revenue 57% over the prior year and demonstrated operational excellence during our first year as a public company. I am so proud of our team’s continuous execution against our stated goals,” said Kevin J. Knopp, CEO and Co-founder. “As the biopharmaceutical industry nears an inflection point with a pipeline of advanced therapeutics, we have made great progress in addressing the stringent analysis requirements of this new wave of biologics as well as addressing the trace detection needs of the ongoing opioid crisis. The need for analytics to provide actionable insights and to accelerate workflows across our end markets has never been greater. We are well-positioned to serve this need and look forward to updating you on our progress throughout the year.”

Recent Highlights

•	Revenue of $15.8 million for the fourth quarter and $42.2 million for the full year 2021, representing 177% and 57% increases, respectively, over the corresponding periods of 2020

•	Expanded installed base to 1,935 devices with 221 devices placed during the fourth quarter

•	Demonstrated commercial traction of our desktop devices with adoption by all 20 of the top biopharma companies and with 15 customers now owning multiple REBEL units

•	Developed a foothold in advanced therapies applications, with nearly a quarter of REBEL placements and more than a third of research collaborations specifically focused on cell and gene therapies

•	Demonstrated informing power of REBEL analyte panel through a paper published by Johns Hopkins University researchers in Biotechnology and Bioengineering in November

•	Announced collaboration with USDA to expand the analyte panel of our handheld mass specs to include pesticides

•	Added Tony Hunt, President and CEO of Repligen, to Board of Directors

Fourth Quarter 2021 Financial Results

Revenue was $15.8 million for the three months ended December 31, 2021, a 177% increase over the prior year period. This increase was primarily driven by our handheld revenue that increased $8.2 million or 262% mainly related to shipments to the US Army under our multi-year purchase order. Desktop revenue grew 53% year over year because of both increased device sales and increased recurring revenue.

The install base grew to 1,935 placements with 221 devices placed in Q4 2021. The increase in devices was driven primarily by continued adoption of our handheld devices.

Gross profit was $9.1 million for the fourth quarter of 2021, compared to $2.6 million for the corresponding prior year period. Product and service gross margin was 58%, as compared to 49% for the corresponding prior year period. The increase in product and service gross margin was primarily driven by the increase in device sales and the volume leverage across our fixed infrastructure.

Operating expenses were $12.7 million for the fourth quarter of 2021, compared to $6.5 million for the corresponding prior year period. This increase was driven by headcount expansion across our business and an increase in marketing activities, consulting and travel expenses, as well as an increase in stock based compensation.

Net loss was $3.5 million for the fourth quarter of 2021, compared to a net loss of $10.2 million for the corresponding prior year period. Net loss per share was $0.12 for the fourth quarter of 2021, compared to a net loss per share of $1.48 for the corresponding prior year period.

Full Year 2021 Financial Results

Revenue was $42.2 million for the year ended December 31, 2021, a 57% increase over the prior year period.

Gross profit was $23.2 million for 2021, compared to $14.9 million for the corresponding prior year period. Product and service gross margin was 55% consistent with the corresponding prior year period.

Operating expenses were $45.3 million for 2021, compared to $20.7 million for the corresponding prior year period.

Net loss was $22.2 million for 2021, compared to a net loss of $12.8 million for the corresponding prior year period. Net loss per share was $0.79 for 2021, compared to a net loss per share of $2.35 for the corresponding prior year period.

Cash and cash equivalents were $224 million as of December 31, 2021, which includes approximately $94 million in net proceeds raised in a public offering completed in November 2021. In addition, the Company has approximately $15 million of debt outstanding.

2022 Guidance

908 Devices expects full year 2022 revenue to be in the range of $52 million to $55 million, representing 23% to 30% growth over full year 2021.

Webcast Information

908 Devices will host a conference call to discuss the fourth quarter and full year 2021 financial results after market closes on Monday, March 7, 2022 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Product and service revenue	$15,551	$5,912	$41,108	$24,756
License and contract revenue	290	(195)	1,098	2,138
Total revenue	15,841	5,717	42,206	26,894
Cost of revenue:
Product and service cost of revenue	6,592	2,993	18,654	11,114
License and contract cost of revenue	115	145	319	857
Total cost of revenue	6,707	3,138	18,973	11,971
Gross profit	9,134	2,579	23,233	14,923
Operating expenses:
Research and development	3,745	2,282	13,067	8,235
Selling, general and administrative	8,917	4,183	32,235	12,503
Total operating expenses	12,662	6,465	45,302	20,738
Loss from operations	(3,528)	(3,886)	(22,069)	(5,815)
Other income (expense):
Interest expense	(40)	(243)	(486)	(976)
Other income (loss), net	103	(6,097)	386	(6,028)
Total other expense, net	63	(6,340)	(100)	(7,004)
Net loss and comprehensive loss	(3,465)	(10,226)	(22,169)	(12,819)
Accretion of redeemable convertible preferred stock to redemption value	-	(16)	-	(90)
Net loss attributable to common stockholders	$(3,465)	$(10,242)	$(22,169)	$(12,909)
Net loss per share attributable to common stockholders, Basic and diluted	$(0.12)	$(1.48)	$(0.79)	$(2.35)
Weighted average common shares outstanding, Basic and diluted	29,476,480	6,941,861	27,957,904	5,485,032

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$224,073	$159,227
Accounts receivable, net	16,375	6,825
Inventory	7,918	4,568
Prepaid expenses and other current assets	4,527	347
Total current assets	252,893	170,967
Operating lease, right-of-use assets	5,182	6,287
Property and equipment, net	1,603	850
Other long-term assets	1,228	723
Total assets	$260,906	$178,827
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,371	$1,004
Accrued expenses	6,961	5,038
Deferred revenue	5,160	3,104
Operating lease liabilities	1,344	1,187
Current portion of long-term debt	—	500
Total current liabilities	14,836	10,833
Long-term debt, net of discount and current portion	15,000	14,332
Operating lease liabilities, net of current portion	4,508	5,839
Deferred revenue, net of current portion	11,958	8,588
Other long-term liabilities	—	194
Total liabilities	46,302	39,786
Total stockholders' equity	214,604	139,041
Total liabilities and stockholders' equity	$260,906	$178,827